CHOICE HOTELS INTERNATIONAL REPORTS SECOND QUARTER 2025 RESULTS

Grows Global Net Rooms System Size by 2.1%,
Including 3.0% Growth for More Revenue-Intense Portfolio
Accelerates International Growth with Expansion to Over 140,000 Rooms

NORTH BETHESDA, Md., August 6, 2025 – Choice Hotels International, Inc. (NYSE: CHH), a leading global lodging franchisor, today reported its second quarter 2025 results.

Highlights include:
•Net income was $81.7 million for second quarter 2025, compared to $87.1 million in the same period of 2024, representing diluted earnings per share (EPS) of $1.75, compared to $1.80 in second quarter 2024.

•Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) for second quarter 2025 grew to $165.0 million, a second quarter record and a 2% increase compared to the same period of 2024. Excluding the impact of a $2 million operating guarantee payment for a portfolio of managed hotels, which was acquired in connection with the company’s purchase of Radisson Hotels Americas, second quarter 2025 adjusted EBITDA was $167.0 million.

•Adjusted diluted EPS for second quarter 2025 grew to $1.92, a second quarter record and a 4% increase compared to the same period of 2024.

•Increased net global rooms system size by 2.1%, including 3.0% growth for global upscale, extended stay, and midscale rooms portfolio, compared to June 30, 2024.

•Increased net international rooms system size by 5.0%, highlighted by a 15% increase in openings, compared to June 30, 2024.

•Accelerated international expansion, including strengthening the company’s presence in Brazil by extending a master franchise agreement for over 10,000 rooms with Atlantica Hospitality International by 20 years, nearly tripling the room count in France through a direct franchise agreement with Zenitude Hotel-Residences, and signing strategic agreements with SSAW Hotels & Resorts in China, including a distribution agreement which is expected to add over 9,500 rooms in 2025 and a master franchising agreement, which is expected to add approximately 10,000 rooms over the next five years.

•Acquired the remaining 50% interest in Choice Hotels Canada in July for approximately $112 million, subject to customary adjustments for working capital and cash, funded through available cash and existing credit facilities. The transaction paves the way for the company’s accelerated growth in Canada by expanding the product offering from eight to 22 Choice brands, including particularly strong opportunities in the extended-stay segment. The portfolio includes 327 units and over 26,000 rooms, already reflected in the company’s system count. Management expects the total Choice Hotels Canada business to generate approximately $18 million in EBITDA for full year 2025.1

•Global pipeline exceeded 93,000 rooms as of June 30, 2025, including nearly 77,000 domestic rooms.

•Increased net rooms portfolio for the domestic extended stay segment by 10.5% compared to June 30, 2024, and the segment’s pipeline reached nearly 43,000 rooms as of June 30, 2025.

"Choice Hotels delivered another quarter of record financial performance despite a softer domestic RevPAR environment, underscoring the successful execution and diversification of our growth strategy,” said Patrick Pacious, President and Chief Executive Officer. “We are especially pleased with our strong international performance, where we have achieved significant growth and accelerated global expansion through a recent strategic acquisition, the signing of key partnerships, and entry into new markets. With more diversified growth avenues, enhanced product quality and value proposition driving stronger customer engagement, and a leading position in the cycle-resilient extended-stay segment, we remain well-positioned to deliver long-term returns for all our stakeholders.”

Financial Performance

($ in millions, except per share amounts)	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Total Revenues	$426	$435	$759	$767
Revenue excluding revenue for reimbursable costs from franchised and managed properties[2]	$259	$259	$469	$462
Net Income	$82	$87	$126	$118
Adjusted Net Income	$90	$89	$153	$152
Diluted Earnings per Share	$1.75	$1.80	$2.68	$2.41
Adjusted Diluted Earnings per Share	$1.92	$1.84	$3.25	$3.11
Adjusted EBITDA	$165	$162	$295	$286

•Partnership services and fees rose 7% to $27.1 million in second quarter 2025, compared to the same period of 2024, and increased 16% to $52.4 million in the first half of 2025, compared to the same period of 20243

•Adjusted selling, general and administrative expenses (SG&A) declined 4% to $77.6 million in second quarter 2025, compared to the same period of 2024. Excluding the impact of a $2 million operating guarantee payment for a portfolio of managed hotels, which was acquired in
1 The July 2, 2025 exchange rate of 0.734 was used to convert the purchase price and EBITDA from Canadian dollars to US dollars.
2 Calculated as total revenues net of reimbursable revenues. Reimbursable revenues were $167 million and $176 million for second quarter 2025 and 2024, respectively, and $291 million and $305 million, year-to-date through June 30, 2025 and June 30, 2024, respectively.
3 Adjusted to exclude a non-recurring benefit of $2.1 million recognized in second quarter 2024, related to the company’s former credit card partner.

connection with the company’s acquisition of Radisson Hotels Americas, second quarter 2025 adjusted SG&A was $75.6 million, 6% lower than the same period of 2024.

•The domestic effective royalty rate increased by 8 basis points to 5.12% for second quarter 2025, compared to the same period of 2024.

•Domestic revenue per available room (RevPAR) decreased by 2.9% for second quarter 2025, compared to the same period of 2024, reflecting macroeconomic uncertainty and previously disclosed difficult comparisons due to the timing of Easter and eclipse-related travel in 2024. Excluding the Easter and eclipse impacts, domestic RevPAR declined approximately 1.6% for second quarter 2025, compared to the same period of 2024.

•The domestic RevPAR for extended stay portfolio outperformed the total lodging industry by 40 basis points and the economy transient portfolio outperformed the economy chain scale by 320 basis points in domestic RevPAR for second quarter 2025, compared to the same period of 2024.
System Size and Development

	Rooms
	June 30, 2025	June 30, 2024	Change
Domestic	500,562	494,083	1.3%
Domestic Upscale, Extended Stay, and Midscale	439,744	429,725	2.3%
International	143,838	136,980	5.0%
Global	644,400	631,063	2.1%

•Domestic upscale, extended stay, and midscale net rooms portfolio grew by 2.3% compared to June 30, 2024.

•The company’s WoodSpring Suites brand grew by 9.7% to nearly 33,000 rooms since June 30, 2024, and was ranked number one for the third year in a row in guest satisfaction among economy extended stay hotel brands in the J.D. Power 2025 North America Hotel Guest Satisfaction Index Study.4

•For the upscale brands, global net rooms grew by 14.7% from June 30, 2024, and global pipeline increased by 7% from March 31, 2025, reaching nearly 29,000 rooms.

•Increased the domestic economy transient pipeline by 8% to over 1,700 rooms as of June 30, 2025, compared to June 30, 2024.

4 WoodSpring Suites received the highest score among economy extended stay hotels in the J.D. Power 2025 North America Hotel Guest Satisfaction Index Study of customers' satisfaction with their hotel stay. Visit jdpower.com/awards for more details.

Balance Sheet and Liquidity
As of June 30, 2025, the company had total available liquidity of $587.5 million, including available borrowing capacity and cash and equivalents. The company's net debt leverage ratio was 3.0 times as of June 30, 2025.

During the first half of 2025, the company increased cash flows from operating activities by 2% to $116.1 million, compared to the same period of 2024. The amount included $95.6 million generated in the second quarter.

Shareholder Returns
During the six months ended June 30, 2025, the company paid cash dividends totaling $26.9 million and repurchased 811,000 shares of common stock for $110.0 million under its stock repurchase program and through repurchases from employees in connection with tax withholding and option exercises relating to awards under the company's equity incentive plans.

As of June 30, 2025, the company had 3.0 million shares of common stock remaining under the current share repurchase authorization.

Outlook
The company is adjusting its RevPAR outlook to reflect a more moderate domestic expectation amidst a changing macroeconomic backdrop. The company’s adjusted EBITDA outlook reflects an incremental contribution of approximately $6 million for the remainder of 2025 from the acquisition of Choice Hotels Canada. The outlook information below includes forward-looking non-GAAP financial measures, which management uses in forecasting performance. The adjusted numbers in the company’s outlook below exclude the net surplus or deficit generated from reimbursable revenue from franchised and managed properties, due diligence and transition costs, additional repurchases of company stock, and other items. These figures include the $2 million impact from the operating guarantee payment related to managed hotels incurred during the second quarter of 2025:

	Full-Year 2025	Prior Outlook
Net Income	$261 – $276 million	$275 – $290 million
Adjusted Net Income	$324 – $339 million	$324 – $339 million
Adjusted EBITDA	$615 – $635 million	$615 – $635 million
Diluted EPS	$5.54 – $5.86	$5.86 – $6.18
Adjusted Diluted EPS	$6.88 – $7.20	$6.90 – $7.22
Effective Income Tax Rate	25%	25%

	Full-Year 2025 vs. Full-Year 2024	Prior Outlook
Domestic RevPAR Growth	-3% to 0%	-1% to 1%
Domestic Effective Royalty Rate Growth	Mid-single digits	Mid-single digits
Global Net System Rooms Growth	Approximately 1%	Approximately 1%
Webcast and Conference Call
Choice Hotels International will conduct a live webcast to discuss the company’s second 2025 earnings results on August 6, 2025, at 10:00 a.m. EDT on the company’s investor relations website, www.investor.choicehotels.com, accessible via the Events and Presentations tab.

A conference call will also be available. Participants may listen to the call by dialing (800) 549-8228 domestically or (646) 564-2877 internationally using conference ID 88948.

A replay and transcript of the event will be available on the company’s investor relations website within 24 hours at www.investor.choicehotels.com/events-and-presentations.

About Choice Hotels®
Choice Hotels International, Inc. (NYSE: CHH) is one of the largest lodging franchisors in the world, with nearly 7,500 hotels, representing over 640,000 rooms, in 46 countries and territories. A wide-ranging portfolio of 22 brands, from full-service upper upscale properties to midscale, extended stay, and economy enables Choice® to meet travelers' needs in more places and for more occasions while driving more value for franchise owners and shareholders. The award-winning Choice Privileges® rewards program and co-brand credit card options provide members with a fast and easy way to earn reward nights and personalized perks. For more information, visit www.choicehotels.com.

Forward-Looking Statements
Information set forth herein includes “forward-looking statements.” Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “expect,” “estimate,” “believe,” “anticipate,” “should,” “will,” “forecast,” “plan,” “project,” “assume,” or similar words of futurity. All statements other than historical facts are forward-looking statements. These forward-looking statements are based on management’s current beliefs, assumptions, and expectations regarding future events, which in turn are based on information currently available to management. Such statements may relate to projections of Choice’s revenue, expenses, EBITDA, adjusted EBITDA, earnings, debt levels, ability to repay outstanding indebtedness, payment of dividends, net surplus or deficit, repurchases of common stock and other financial and operational measures, including occupancy and open hotels, RevPAR, strategic investment and acquisition performance, international expansion performance, macroeconomic backdrop and Choice’s liquidity, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties, and other factors.

Several factors could cause actual results, performance or achievements of the company to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to, changes to general, domestic and foreign economic conditions, including access to liquidity and capital; changes in consumer demand and confidence, including consumer discretionary spending and the demand for travel, transient and group business; the timing and amount of future dividends and share repurchases; future domestic or global outbreaks of epidemics, pandemics or contagious diseases or fear of such outbreaks, and the related impact on the global hospitality industry, particularly but not exclusively the U.S. travel market; changes in law and regulation applicable to the travel, lodging or franchising industries, including with respect to the status of the company’s relationship with employees of our franchisees; foreign currency fluctuations; impairments or declines in the value of the company’s assets; operating risks common in the travel, lodging or franchising industries; changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees and our relationships with our franchisees; our ability to keep pace with improvements in technology utilized for marketing and reservation systems and other operating systems; our ability to grow our franchise system; exposure to risks related to our hotel development, financing, franchise agreement acquisition costs and ownership activities; exposures to risks associated with our investments in new businesses; fluctuations in the supply and demand for hotel rooms; our ability to realize anticipated benefits from acquired businesses; impairments or losses relating to acquired businesses; the level of acceptance of alternative growth strategies we may implement; the impact of inflation; cyber security and data breach risks; climate change and sustainability related concerns; ownership and financing activities; hotel closures or financial difficulties of our franchisees; operating risks associated with our international operations; labor shortages; the outcome of litigation; and our ability to effectively manage our indebtedness and secure our indebtedness. These and other risk factors are discussed in detail in the company’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measurements and Other Definitions
The company evaluates its operations utilizing the performance metrics of EBITDA, adjusted EBITDA, adjusted selling, general and administrative (SG&A) expenses, adjusted net income, and adjusted EPS, which are all non-GAAP financial measurements. These measures, which are reconciled to the comparable GAAP measures in Exhibits 6 and 7, should not be considered as an alternative to any measure of performance or liquidity as promulgated under or authorized by GAAP, such as SG&A, net income and EPS. The company’s calculation of these measurements may be different from the calculations used by other companies and comparability may therefore be limited. We discuss management’s reasons for reporting these non-GAAP measures and how each non-GAAP measure is calculated below.

In addition to the specific adjustments noted below with respect to each measure, the non-GAAP measures presented herein also exclude restructuring of the company’s operations including employee severance benefit, income taxes and legal costs, acquisition related to business combination, due diligence and transition (recoveries) costs, expenses associated with legal claims, (gain) loss on the sale of equity securities, net of dividend income purchased in contemplation of the proposed acquisition of Wyndham Hotels, and global ERP system implementation and related costs to allow for period-over-period comparison of ongoing core operations before the impact of these discrete and infrequent charges.

Earnings Before Interest, Taxes, Depreciation, and Amortization and Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization: EBITDA reflects net income excluding the impact of interest expense, interest income, provision for income taxes, depreciation and amortization, impairments and gains on sale of business and assets, other (gains) and losses, equity in net income (loss) of unconsolidated affiliates and (gain) loss on extinguishment of debt.
Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude certain items, including, mark-to-market adjustments on non-qualified retirement plan investments, share based compensation expense (benefit) and surplus or deficits generated by reimbursable revenue from franchised and managed properties. We consider EBITDA and adjusted EBITDA to be an indicator of operating performance because it measures our ability to service debt, fund capital expenditures, and expand our business. We also use these measures, as do analysts, lenders, investors, and others, to evaluate companies because they exclude certain items that can vary widely across industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings, and share based compensation expense (benefit) is dependent on the design of compensation plans in place and the usage of them. Accordingly, the impact of interest expense and share based compensation expense (benefit) on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. These measures also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets or amortizing franchise-agreement acquisition costs. These differences can result in considerable variability in the relative asset costs and estimated lives and, therefore, the depreciation and amortization expense among companies. Mark-to-market adjustments on non-qualified retirement-plan investments recorded in SG&A expenses are excluded from adjusted EBITDA, as the company accounts for these investments in accordance with accounting for deferred-compensation arrangements when investments are held in a rabbi trust and invested. Changes in the fair value of the investments are recognized as both compensation expense in SG&A and other gains and losses. As a result, the changes in the fair value of the investments do not have a material impact on the company’s net income. Surpluses and deficits generated from reimbursable revenues from franchised and managed properties are excluded, as the company does not operate these programs to generate a profit and has the contractual rights to adjust future collections or assess additional fees to recover prior period expenditures. The company’s franchise and management agreements require these revenues to be used exclusively for expenses associated with providing franchise and management services, such as central reservation systems, hotel employee and operating costs, reservation delivery and national marketing and media advertising. Franchised and managed property owners are required to reimburse the company for any deficits generated from these activities and the company is required to spend any surpluses generated in future periods. The reimbursement for franchise and management services is typically billed and collected monthly, based on the underlying hotel’s sales or usage, while the associated costs are recognized as incurred by the company, creating timing differences with the net effect impacting net income in the reporting period. These timing differences are due to our discretion to spend in excess of the revenues earned or less than the revenues earned in a single period to ensure that the programs are operated in the best long-term interests of our franchised and managed properties. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and EPS exclude the impact of surpluses or deficits generated from reimbursable revenue from franchised and managed properties and gains on extinguishment of debt. Surpluses and deficits generated from reimbursable revenue from franchised and managed properties are excluded, as the company does not operate these programs to generate a profit and has the contractual rights to adjust future collections or assess additional fees to recover prior period expenditures. The company’s franchise agreements require these revenues to be used exclusively for expenses associated with providing franchised and managed services, such as central reservation systems, hotel employee and operating costs, reservation delivery and national marketing and media advertising. Franchised and managed property owners are required to reimburse the company for any deficits generated from activities and the company is required to spend any surpluses generated in future periods. The reimbursement for franchise and management services is typically billed and collected monthly, based on the underlying hotel’s sales or usage, while the associated costs are recognized as incurred by the company, creating timing differences with the net effect impacting net income in the reporting period. These timing differences are due to our discretion to spend in excess of the revenues earned or less than the revenues earned in a single period to ensure that the programs are operated in the best long-term interests of our franchised and managed properties. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance. We consider adjusted net income and adjusted EPS to be indicators of operating performance because excluding these items allows for period-over-period comparisons of our ongoing operations.

Adjusted SG&A: Adjusted SG&A reflects SG&A excluding the impact of mark-to-market adjustments on non-qualified retirement plan investments and share based compensation expense. We use this measure, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across industries or among companies within the same industry. For example, share based compensation expense (benefit) is dependent on the design of compensation plans in place and the usage of them. Accordingly, the impact of share-based compensation expense (benefit) on earnings can vary significantly among companies. Mark-to-market adjustments on non-qualified retirement-plan investments recorded in SG&A expenses are also excluded as the company accounts for these investments in accordance with accounting for deferred-compensation arrangements when investments are held in a rabbi trust and invested. Changes in the fair value of the investments are recognized as both compensation expense in SG&A and other gains and losses. As a result, the changes in the fair value of the investments do not have a material impact on the company’s net income.

Occupancy: Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel for a given period. Occupancy measures the utilization of the hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. The company calculates occupancy based on information as reported by its franchisees. To accurately reflect occupancy, the company may revise its prior years’ operating statistics for the most current information provided.

Average Daily Rate (ADR): ADR represents hotel room revenue divided by the total number of room nights sold for a given period. ADR measures the average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and management uses ADR to assess pricing levels that the company is able to generate. The company calculates ADR based on information as reported by its franchisees. To accurately reflect ADR, the company may revise its prior years’ operating statistics for the most current information provided.

Revenue Per Available Room (RevPAR): RevPAR is calculated by dividing hotel room revenue by the total number of room nights available to guests for a given period. Management considers RevPAR to be a meaningful indicator of hotel performance and therefore company royalty and system revenues as it provides a metric correlated to the two key drivers of operations at a hotel: occupancy and ADR. The company calculates RevPAR based on information as reported by its franchisees. To accurately reflect RevPAR, the company may revise its prior years’ operating statistics for the most current information provided. RevPAR is also a useful indicator in measuring performance over comparable periods.

Pipeline: Pipeline is defined as hotels awaiting conversion, under construction or approved for development, and master development agreements committing owners to future franchise development.

Financial Statements Update

During the first quarter of 2025, the consolidated statements of income were reclassified to evolve the financial statement to classify revenues and expenses based on the nature of the underlying activities. Certain prior year amounts in the consolidated statements of income were reclassified in order to maintain comparability with the current year presentation. The reclassification was not a result of any error in the company’s prior classification and had no effect on the company's previously reported total revenues, total operating expenses, operating income, or net income.

Royalty, licensing and management fees were revised to franchise and management fees in the consolidated statements of income, and now include the revenues previously presented in royalty, licensing and management fees, with the exception of partnership licensing revenues which are now presented in partnership services and fees in the consolidated statements of income, and the addition of revenues generated from programs, platforms, and services associated with the company's franchise operations which were previously presented in other revenues from franchised and managed properties in the consolidated statements of income.

Initial franchise fees, which were previously presented as a standalone financial statement line item, are now presented within franchise and management fees in the consolidated statements of income.

Platform and procurement services fees were revised to partnership services and fees in the consolidated statements of income, and now include the revenues previously presented in platform and procurement services fees, with the exception of the revenues from the company’s annual franchisee convention which are now presented in other revenue, the addition of partnership licensing revenues which were previously presented in royalty, licensing and management fees, and the addition of the revenues generated from other non-franchising agreements which are primarily software as a service (“SaaS”) arrangements for non-franchised hoteliers which were previously presented in other revenue in the consolidated statements of income.

Other revenues from franchised and managed properties were revised to revenue for reimbursable costs from franchised and managed properties in the consolidated statements of income, and now include the revenues previously presented in other revenues from franchised and managed properties, with the exception of the revenues generated from programs, platforms, and services associated with the company’s franchise operations which are now presented in franchise and management fees in the consolidated statements of income.

Selling, general and administrative expenses were revised to include the expenses incurred related to programs, platforms, and services associated with the company’s franchise operations, which were previously presented in other expenses from franchised and managed properties in the consolidated statements of income.

Depreciation and amortization was revised to include amortization expense from information technology platforms, which was previously presented in other expenses from franchised and managed properties in the consolidated statements of income.

Other expenses from franchised and managed properties were revised to reimbursable expenses from franchised and managed properties in the consolidated statements of income, and now include the expenses previously presented in other expenses from franchised and managed properties, with the exception of the expenses incurred from programs, platforms, and services associated with the company’s franchise operations which are now presented in selling, general and administrative expenses, and amortization expense from information technology platforms which is now presented in depreciation and amortization expense in the consolidated statements of income.

Contacts
Allie Summers, Senior Director, Investor Relations
IR@choicehotels.com
© 2025 Choice Hotels International, Inc. All rights reserved.

Choice Hotels International, Inc.		Exhibit 1
Condensed Consolidated Statements of Income
(Unaudited)

(In thousands, except per share amounts)	Three months ended June 30,		Six months ended June 30,

	2025	2024	2025	2024
REVENUES
Franchise and management fees	$177,086	$179,803	$322,154	$323,213
Partnership services and fees	27,064	27,363	52,445	47,207
Owned hotels	30,228	28,418	58,088	53,409
Other	24,716	23,307	35,843	38,024
Revenue for reimbursable costs from franchised and managed properties	167,349	176,265	290,773	305,252
Total revenues	426,443	435,156	759,303	767,105

OPERATING EXPENSES
Selling, general and administrative	89,298	88,729	163,508	160,998
Business combination, diligence and transition costs	347	895	446	16,739
Depreciation and amortization	13,424	12,837	27,172	25,652
Owned hotels	22,419	20,704	43,479	40,027
Reimbursable expenses from franchised and managed properties	176,358	179,369	320,169	330,918
Total operating expenses	301,846	302,534	554,774	574,334

Operating income	124,597	132,622	204,529	192,771

OTHER EXPENSES AND INCOME, NET
Interest expense	22,736	23,845	43,978	44,026
Interest income	(1,456)	(2,415)	(3,015)	(4,146)
Other (gain) loss	(5,374)	2,544	(4,938)	3,880
Equity in net loss (gain) of affiliates	80	(7,933)	131	(7,778)
Total other expenses and income, net	15,986	16,041	36,156	35,982

Income before income taxes	108,611	116,581	168,373	156,789
Income tax expense	26,877	29,445	42,105	38,644
Net income	$81,734	$87,136	$126,268	$118,145

Basic earnings per share	$1.76	$1.82	$2.71	$2.42

Diluted earnings per share	$1.75	$1.80	$2.68	$2.41

Choice Hotels International, Inc.		Exhibit 2
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 30,	December 31,
	2025	2024

ASSETS
Cash and cash equivalents	$58,610	$40,177
Accounts receivable, net	218,473	176,672
Other current assets	123,596	122,237
Total current assets	400,679	339,086

Property and equipment, net	660,762	604,345
Operating lease right-of-use assets	79,745	83,451
Goodwill	220,187	220,187
Intangible assets, net	882,490	884,013
Notes receivable, net of allowances	34,214	32,682
Investments for employee benefit plans, at fair value	48,205	47,603
Investments in affiliates	125,480	117,016
Other assets	213,000	202,144

Total assets	$2,664,762	$2,530,527

LIABILITIES AND SHAREHOLDERS' DEFICIT
Accounts payable	$142,870	$134,865
Accrued expenses and other current liabilities	116,569	136,729
Deferred revenue	105,761	102,114
Liability for guest loyalty program	86,729	89,013
Total current liabilities	451,929	462,721

Long-term debt	1,900,116	1,768,526
Long-term deferred revenue	128,616	132,259
Deferred compensation and retirement plan obligations	54,040	53,316
Operating lease liabilities	111,239	113,255
Liability for guest loyalty program	39,576	40,607
Other liabilities	5,484	5,114

Total liabilities	2,691,000	2,575,798

Total shareholders' deficit	(26,238)	(45,271)

Total liabilities and shareholders' deficit	$2,664,762	$2,530,527

Choice Hotels International, Inc.		Exhibit 3
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Six months ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$126,268	$118,145
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,172	25,652
Depreciation and amortization – reimbursable expenses from franchised and managed properties	9,426	9,907
Franchise agreement acquisition cost amortization	17,261	13,993
Non-cash share-based compensation and other charges	19,438	19,253
Non-cash interest, investments, and affiliate income, net	(1,668)	(1,791)
Deferred income taxes	850	(2,689)
Equity in net loss of affiliates, less distributions received	692	1,160
Franchise agreement acquisition costs, net of reimbursements	(41,474)	(52,025)
Change in working capital and other	(41,895)	(18,010)
Net cash provided by operating activities	116,070	113,595
CASH FLOWS FROM INVESTING ACTIVITIES
Investments in other property and equipment	(18,333)	(22,686)
Investments in owned hotel properties	(65,676)	(50,853)
Contributions to investments in affiliates	(9,358)	(19,486)
Issuances of notes receivable	(3,353)	(1,479)
Collections of notes receivable	2,773	1,743
Proceeds from sales of equity securities	—	16,815
Distributions from sales of affiliates	—	15,850
Other items, net	(1,201)	(1,936)
Net cash used in investing activities	(95,148)	(62,032)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings pursuant to revolving credit facilities	130,000	301,500
Debt issuance costs	—	(2,760)
Purchases of treasury stock	(112,756)	(292,711)
Dividends paid	(26,868)	(28,854)
Proceeds from the exercise of stock options	6,385	4,261
Net cash used in financing activities	(3,239)	(18,564)
Net change in cash and cash equivalents	17,683	32,999
Effect of foreign exchange rate changes on cash and cash equivalents	750	656
Cash and cash equivalents, beginning of period	40,177	26,754
Cash and cash equivalents, end of period	$58,610	$60,409

							Exhibit 4
CHOICE HOTELS INTERNATIONAL, INC.
SUPPLEMENTAL OPERATING INFORMATION
DOMESTIC HOTEL SYSTEM
(UNAUDITED)

	For the Three Months Ended June 30, 2025			For the Three Months Ended June 30, 2024			Change
	Average Daily			Average Daily			Average Daily
	Rate	Occupancy	RevPAR	Rate	Occupancy	RevPAR	Rate	Occupancy		RevPAR
Upscale & Above (1)	$152.54	60.5%	$92.24	$156.20	62.0%	$96.88	(2.3)%	(150)	bps	(4.8)%
Midscale & Upper Midscale (2)	102.08	59.4%	60.64	104.11	60.2%	62.71	(1.9)%	(80)	bps	(3.3)%
Extended Stay (3)	66.89	71.2%	47.62	64.38	74.0%	47.63	3.9%	(280)	bps	—%
Economy (4)	71.42	50.1%	35.80	72.33	49.6%	35.86	(1.3)%	50	bps	(0.2)%
Total	$97.65	59.6%	$58.22	$99.40	60.3%	$59.95	(1.8)%	(70)	bps	(2.9)%

	For the Six Months Ended June 30, 2025			For the Six Months Ended June 30, 2024			Change
	Average Daily			Average Daily			Average Daily
	Rate	Occupancy	RevPAR	Rate	Occupancy	RevPAR	Rate	Occupancy		RevPAR
Upscale & Above (1)	$146.63	55.2%	$80.91	$150.14	56.5%	$84.90	(2.3)%	(130)	bps	(4.7)%
Midscale & Upper Midscale (2)	98.52	54.6%	53.78	99.16	54.9%	54.45	(0.6)%	(30)	bps	(1.2)%
Extended Stay (3)	66.79	69.5%	46.44	62.98	71.5%	45.03	6.0%	(200)	bps	3.1%
Economy (4)	70.73	46.9%	33.19	69.66	46.2%	32.20	1.5%	70	bps	3.1%
Total	$94.48	55.3%	$52.25	$94.79	55.5%	$52.61	(0.3)%	(20)	bps	(0.7)%

Effective Royalty Rate
	For the Three Months Ended			For the Six Months Ended
	June 30, 2025	June 30, 2024		June 30, 2025	June 30, 2024
System-wide	5.12%	5.04%		5.11%	5.04%

(1) Includes Ascend Hotel Collection, Cambria, Park Plaza, Radisson, Radisson Blu, Radisson Individuals, and Radisson RED brands.
(2) Includes Clarion, Comfort Inn, Comfort Suites, Country Inn & Suites, Park Inn, Quality Inn, and Sleep Inn brands.
(3) Includes Everhome Suites, Mainstay Suites, Suburban Studios, and WoodSpring Suites brands.
(4) Includes Econo Lodge and Rodeway brands.

							Exhibit 5
CHOICE HOTELS INTERNATIONAL, INC.
SUPPLEMENTAL HOTEL AND ROOM SUPPLY DATA
(UNAUDITED)

	June 30, 2025		June 30, 2024		Variance
	Hotels	Rooms	Hotels	Rooms	Hotels	%	Rooms	%
Ascend Hotel Collection	231	38,537	203	23,109	28	13.8%	15,428	66.8%
Cambria Hotels	75	10,222	74	10,209	1	1.4%	13	0.1%
Radisson(1)	53	9,928	60	14,177	(7)	(11.7)%	(4,249)	(30.0)%
Comfort(2)	1,659	130,208	1,670	131,167	(11)	(0.7)%	(959)	(0.7)%
Quality	1,593	115,638	1,625	118,739	(32)	(2.0)%	(3,101)	(2.6)%
Country	408	32,704	422	33,633	(14)	(3.3)%	(929)	(2.8)%
Sleep	407	28,483	422	29,696	(15)	(3.6)%	(1,213)	(4.1)%
Clarion(3)	186	19,014	186	19,598	—	—%	(584)	(3.0)%
Park Inn	13	1,302	8	775	5	62.5%	527	68.0%
WoodSpring	270	32,521	246	29,639	24	9.8%	2,882	9.7%
MainStay	139	10,098	130	9,202	9	6.9%	896	9.7%
Suburban	111	9,137	110	9,332	1	0.9%	(195)	(2.1)%
Everhome	17	1,952	4	449	13	325.0%	1,503	334.7%
Econo Lodge	620	36,149	658	38,602	(38)	(5.8)%	(2,453)	(6.4)%
Rodeway	441	24,669	458	25,756	(17)	(3.7)%	(1,087)	(4.2)%
Domestic Franchises	6,223	500,562	6,276	494,083	(53)	(0.8)%	6,479	1.3%

International Franchises	1,258	143,838	1,210	136,980	48	4.0%	6,858	5.0%

Total Franchises	7,481	644,400	7,486	631,063	(5)	(0.1)%	13,337	2.1%

(1) Includes Radisson, Radisson Blu, Radisson Individuals, and Radisson RED brands.
(2) Includes Comfort family of brand extensions including Comfort Inn and Comfort Suites.
(3) Includes Clarion family of brand extensions including Clarion and Clarion Pointe.

	Exhibit 6
CHOICE HOTELS INTERNATIONAL, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
(dollar amounts in thousands)	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024

Total selling, general and administrative expenses	$89,298	$88,729	$163,508	$160,998
Mark to market adjustments on non-qualified retirement plan investments	(3,973)	(931)	(3,250)	(4,651)
Non-recurring operational restructuring (charges) net benefit and executive severance	(372)	258	(4,302)	(533)
Share-based compensation	(6,236)	(5,126)	(12,126)	(10,059)
Expenses associated with legal claims	—	(2,430)	—	(2,430)
Global ERP system implementation and related costs	(1,076)	—	(2,066)	—
Adjusted selling, general and administrative expenses	$77,641	$80,500	$141,764	$143,325

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA") AND ADJUSTED EBITDA
(dollar amounts in thousands)	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024

Net income	$81,734	$87,136	$126,268	$118,145
Income tax expense	26,877	29,445	42,105	38,644
Interest expense	22,736	23,845	43,978	44,026
Interest income	(1,456)	(2,415)	(3,015)	(4,146)
Other (gain) loss	(5,374)	2,544	(4,938)	3,880
Equity in net loss (gain) of affiliates	80	(7,933)	131	(7,778)
Depreciation and amortization	13,424	12,837	27,172	25,652
EBITDA	$138,021	$145,459	$231,701	$218,423
Share-based compensation	6,236	5,126	12,126	10,059
Mark to market adjustments on non-qualified retirement plan investments	3,973	931	3,250	4,651
Franchise agreement acquisition costs amortization and charges	5,941	4,054	11,327	7,581
Revenue for reimbursable costs from franchised and managed properties	(167,349)	(176,265)	(290,773)	(305,252)
Reimbursable expenses from franchised and managed properties	176,358	179,369	320,169	330,918
Global ERP system implementation and related costs	1,076	—	2,066	—
Business combination, diligence and transition costs	347	895	446	16,739
Non-recurring operational restructuring charges (net benefit) and executive severance	372	(258)	4,302	533
Expenses associated with legal claims	—	2,430	—	2,430
Adjusted EBITDA	$164,975	$161,741	$294,614	$286,082

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE ("EPS")
(dollar amounts in thousands, except per share amounts)	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024

Net income	$81,734	$87,136	$126,268	$118,145
Loss on investments in equity securities, net of dividend income	—	3,357	—	7,584
Revenue for reimbursable costs from franchised and managed properties	(167,349)	(176,265)	(290,773)	(305,252)
Reimbursable expenses from franchised and managed properties	176,358	179,369	320,169	330,918
Business combination, diligence and transition costs	347	895	446	16,739
Non-recurring operational restructuring charges (net benefit) and executive severance	372	(258)	4,302	533
Global ERP system implementation and related costs	1,076	—	2,066	—
Expenses associated with legal claims	—	2,430	—	2,430
Gain on sale of an affiliate	—	(7,232)	—	(7,232)
Income tax expense on adjustments	(2,756)	(649)	(9,053)	(11,421)
Adjusted net income	$89,782	$88,783	$153,425	$152,444

Diluted EPS	$1.75	$1.80	$2.68	$2.41
Adjusted Diluted EPS	$1.92	$1.84	$3.25	$3.11

	Exhibit 7
CHOICE HOTELS INTERNATIONAL, INC.
SUPPLEMENTAL INFORMATION - 2025 OUTLOOK
(UNAUDITED)

Guidance represents the company's range of estimated outcomes for the full year ended December 31, 2025

EBITDA & ADJUSTED EBITDA
(in thousands)	Full Year	Full Year
	Lower Range	Upper Range

Net income(1)	$260,800	$275,800
Income tax expense	87,000	92,000
Interest expense	88,400	88,400
Interest income	(6,500)	(6,500)
Other gain	(4,700)	(4,700)
Equity in net gain of affiliates	(1,300)	(1,300)
Depreciation and amortization(1)	56,400	56,400
EBITDA	$480,100	$500,100
Share-based compensation	24,100	24,100
Mark to market adjustments on non-qualified retirement plan investments	3,300	3,300
Franchise agreement acquisition costs amortization and charges	23,800	23,800
Revenue for reimbursable costs from franchised and managed properties	(606,200)	(606,200)
Reimbursable expenses from franchised and managed properties	676,200	676,200
Non-recurring operational restructuring charges and executive severance	4,300	4,300
Global ERP system implementation and related costs	6,400	6,400
Business combination, diligence and transition costs	3,000	3,000
Adjusted EBITDA	$615,000	$635,000

ADJUSTED NET INCOME & DILUTED EARNINGS PER SHARE ("EPS")
(in thousands, except per share amounts)	Full Year	Full Year
	Lower Range	Upper Range

Net income(1)	$260,800	$275,800
Revenue for reimbursable costs from franchised and managed properties	(606,200)	(606,200)
Reimbursable expenses from franchised and managed properties	676,200	676,200
Non-recurring operational restructuring charges and executive severance	4,300	4,300
Global ERP system implementation and related costs	6,400	6,400
Business combination, diligence and transition costs	3,000	3,000
Income tax expense on adjustments	(20,900)	(20,900)
Adjusted net income	$323,600	$338,600

Diluted EPS	$5.54	$5.86
Adjusted Diluted EPS	$6.88	$7.20

(1) Guidance does not reflect depreciation and amortization related to assets acquired and liabilities assumed in conjunction with the acquisition of Choice Hotels Canada, as the initial accounting for the acquisition is incomplete as of the filing date.